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                                                                    EXHIBIT 10.3


                      E M P L O Y M E N T  A G R E E M E N T

         EMPLOYMENT AGREEMENT (this "Agreement") made as of the 21st day of September, 2000 between INNOVATIVE CLINICAL SOLUTIONS, LTD., a Delaware corporation (the "Company"), and MICHAEL T. HEFFERNAN (hereinafter "Employee").

         WHEREAS, Employee currently serves as the Chief Executive Officer of Clinical Studies, Ltd., a wholly-owned subsidiary of the Company, pursuant to an Employment Agreement between the Company and Employee, dated as of October 14, 1997 (the "Existing Employment Agreement");

         WHEREAS, on August 25, 2000, the Company and various affiliated entities confirmed their Joint Prepackaged Chapter 11 Plan of Reorganization dated June 1, 2000 (the "Prepackaged Plan");

         WHEREAS, the Company believes it is in the Company's best interest to employ Employee, and Employee desires to be employed by the Company, pursuant to the terms and conditions hereof; and

         WHEREAS, the Company and Employee desire to enter into this Agreement, setting forth the terms and conditions pursuant to which Employee shall be employed by and provide services to the Company commencing on the Effective Date (as defined in the Prepackaged Plan), and, as of such commencement, to terminate the Existing Employment Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ Employee and Employee hereby agrees to accept such employment, all upon the terms and conditions hereinafter set forth. In accepting such employment, Employee represents and warrants that he is not under any restrictions in the performance of the duties contemplated under this Agreement by a non-compete or similar agreement, and has never been debarred or excluded from participation in any federal or state health care program.

         2. TERM. Unless sooner terminated pursuant to the provisions of this Agreement, the term of employment of Employee under this Agreement shall be for a period of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"). The term of employment under this Agreement may be renewed upon agreement of the parties.

         3. COMPENSATION; BENEFITS. As remuneration for all services to be rendered by the Employee during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to Employee the following compensation and benefits. The Salary, Annual Bonus and benefits provided below shall be in addition to such other benefits and bonus programs as the Company, in its sole and absolute discretion, shall from time to time provide to the Company's executive officers. Such benefits and bonus programs

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other than as set forth specifically herein are subject to change from time to time as determined by the Board of Directors of the Company.

                  (a) SALARY. Employee shall be entitled to receive a salary from the Company during the Employment Period at the rate of no less than Three Hundred Thousand and No/100 Dollars ($300,000.00) per annum (the "Salary"). The Salary shall be payable in equal installments in accordance with the normal payroll policies of the Company (which policies may be changed by the Company from time to time in its sole discretion), but in no event less frequently than monthly. Employee's Salary and other compensation under this Agreement may be allocated to and paid by any subsidiary or commonly controlled affiliated entity (which may or may not be treated as consolidated subsidiaries for tax or financial reporting purposes) (collectively, "Affiliates"), if any, as determined from time to time by the Board of Directors of the Company. There will be an annual review of Employee's performance and a determination at that time of any increase in compensation.

                  (b) BONUSES. Employee shall be entitled to a bonus as determined from time to time by the Board of Directors of the Company (the "Annual Bonus").

                  (c) OPTIONS. On or promptly following commencement of the Employment Period, the Company shall grant to Employee stock options to acquire 357,143 shares of its common stock ("Options"), which shall have an option exercise price as provided in the Company's 2000 Stock Option Plan. The Options shall be granted to Employee and will be issued pursuant to the Company's 2000 Stock Option Plan and subject to a separate written stock option agreement. The Options shall not be immediately exercisable upon the date of grant, but shall become exercisable by Employee in equal one-third ( 1/3) increments on each of the first three (3) anniversaries of the Effective Date, subject to the terms and conditions of the 2000 Stock Option Plan and agreement, provided, however, upon the occurrence of a Change of Control (as hereinafter defined), all Options shall become immediately vested and exercisable, and provided, further if this Agreement is not extended by the parties, Employee shall be entitled to exercise the Options for a period of twelve (12) months following the end of the Employment Period. The Options shall not be exercisable subsequent to the date ten (10) years after their grant to Employee. Additional Options will be granted to Employee from time to time in accordance with Company policy or upon approval by the Board of Directors.

                  (d) RETIREMENT BENEFITS. Should the Company implement qualified defined benefit and/or defined contribution retirement plans, the Company shall provide to the Employee participation in all such plans, subject to the eligibility and participation requirements of such plans. In addition, the Company shall provide to the Employee participation in any supplemental retirement plan and all other nonqualified retirement programs typically offered to executives having the same or similar duties and responsibilities at the Company. Nothing in this paragraph shall be construed as obligating the Company to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are similarly applicable to all executives generally.

                  (e) EMPLOYEE BENEFITS. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Employee all benefits which other executives and employees of the Company are entitled to


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receive, as commensurate with the Employee's position. Such benefits shall include, but not be limited to, group term life insurance, whole life insurance, comprehensive health and medical insurance, dental insurance, vision insurance, and short and long term disability insurance. The Employee shall be entitled to paid vacation in accordance with the standard written policy of the Company with regard to vacations of employees. Employee shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company or approved by the Board of Directors.

                  (f) PERQUISITES. The Company shall provide to the Employee, at the Company's cost, all perquisites to which other executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Employee's position with the Company and adequate for the performance of his duties hereunder.

                  (g) RIGHT TO CHANGE PLANS. By reason of Paragraphs 3(e), and 3(f) herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

                  (h) DEFERRALS. The Company may permit the Employee to defer the Employee's receipt of the payment of up to one hundred (100%) percent of the Employee's Bonus or any amounts payable to Employee pursuant to Section 8 of this Agreement. If any such deferral election is permitted, the Company shall, in its sole discretion, establish rules and procedures for such payment deferrals, provided, however, that such rules and procedures are customary.

                  (i) LIFE INSURANCE. The Company shall reimburse Employee for the cost of his life insurance not to exceed $1,000.00 per year.

                  (j) INDEMNITY AND INSURANCE. The Company hereby covenants and agrees to indemnify Employee and hold Employee harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from Employee's good faith performance of his duties and obligations under the terms of this Agreement. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Employee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

                  (k) EFFECT OF CHANGE OF CONTROL. Notwithstanding anything to the contrary contained herein, upon the occurrence of a Change of Control, Employee shall be fully vested in any then outstanding equity-based compensation awards theretofore granted by the Company to Employee and Employee's accrued benefit under non-qualified supplemental retirement or deferred compensation plan of the Company.


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         4. DUTIES. During the Employment Period, Employee agrees to serve as the Chief Executive Officer of the Company. Employee shall exercise such powers and comply with and perform such directions and duties in relation to the business and affairs of the Company as are customarily and ordinarily exercised and performed by the Chief Executive Officer of similar entities and as may from time to time be vested in or requested by the Board of Directors of the Company consistent with Employee's position, and shall use his best efforts to improve and expand the business of the Company and its Affiliates consistent with Employee's position. Notwithstanding any other term or provision to the contrary contained herein, in no event shall Employee be obligated to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like. Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors of the Company. Employee shall have general supervisory control over and responsibility for the general management of the Company subject in all instances to the written policy guidelines concerning operations and capital expenditures promulgated and/or approved from time to time by the Board of Directors of the Company or its Executive Committee. Employee shall devote his entire business time, energy and skill to the service of the Company and its Affiliates and shall perform his duties in good faith and in compliance with applicable laws. Notwithstanding the foregoing, PROVIDED the same shall not interfere with the performance by Employee of his duties under this Agreement and shall not violate the terms and provisions of any other provision of this Agreement (including, but not limited to, Section 13 of this Agreement), Employee may invest his personal assets in businesses or entities; AND, PROVIDED, FURTHER, with the prior written consent of the Company's Board of Directors, Employee may act as a consultant to businesses or entities or serve as a member of the board of directors of other entities or organizations.

         5. LOCATION OF COMPANY HEADQUARTERS. Unless otherwise mutually agreed by the Company and Employee, the parties hereby agree that Employee shall perform his duties primarily from Providence, Rhode Island.

         6. BUSINESS EXPENSES. Consistent with the Company's policies as in effect from time to time (including, but not necessarily limited to, a satisfactory itemized accounting for such expenditures), Employee shall be reimbursed for any ordinary and necessary expenses reasonably incurred in promoting the business of the Company. Employee shall receive a monthly travel allowance in the amount of $650.00 and shall be reimbursed for any ordinary and necessary expenses incurred in promoting the business of the Company.

         7.       CONFIDENTIALITY.

                  (a) In the course of this employment, the Company or its Affiliates may disclose or make known to Employee, and Employee may be given access to or may become acquainted with, certain information, trade secrets or both, all relating to or useful in the business of the Company or its Affiliates (collectively "Information") and which the Company considers proprietary and desires to maintain confidential. As a material inducement to the Company in entering this Agreement, Employee covenants and agrees that during the term of this Agreement and at all times thereafter, Employee shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for the Company's benefit as directed by the Company, any of the Information which he may have acquired in the course of


                                      -4-
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or as an incident to his employment by the Company, the parties agreeing that such information affects the successful and effective conduct of the business and goodwill of the Company and/or its Affiliates, and that any breach of the terms of this Section is a material breach of this Agreement. Notwithstanding the foregoing, nothing in this Section 7 shall preclude Employee from disclosing Information pursuant to judicial order or Information which has been made properly public through the release or disclosure by persons other than Employee.

                  (b) All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, computer software, other written and graphic records, and the like (collectively, the "Materials"), affecting or relating to the business of the Company and/or its Affiliates, which Employee shall prepare, use, construct, observe, possess or control shall be and remain the Company's exclusive property or in the Company's exclusive custody, and must not be removed from the premises of the Company or given to any person or entity except as directed by the Company in writing or as necessary in performing Employee's duties hereunder. Promptly upon termination of this Agreement for any reason, or completion of the tasks or duties assigned pursuant hereto, the Materials, Information and all copies thereof in the custody or control of Employee shall be delivered promptly to the Company. Employee acknowledges that all documents and equipment relating to the business of the Company and/or its Affiliates, in addition to all Information and Materials, whether prepared by Employee or otherwise coming into Employee's possession, are owned by and constitute the exclusive property of the Company or in the Company's exclusive custody, and all such documents and equipment must not be removed from the premises of the Company except as directed by the Company in writing or as necessary in performing Employee's duties hereunder.

                  (c) The covenants of Employee set forth in this Section 7 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Employee. The covenants of Employee set forth in this Section 7 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this
Section 7 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of this Section 7 so that it shall be enforceable as modified.

         8. CHANGE OF CONTROL. (a) If a Change of Control (as defined in paragraph (b) of this Section 8) occurs during the Employment Period or within six (6) months following termination of Employee's employment with the Company under Section 9(a) or by Employee pursuant to Sections 10 (b), (c), (d), (e),
(f) or (g), Employee shall be entitled to receive a supplemental bonus payment from the Company equal to 2.99 times the sum of Salary and Annual Bonus (the "Supplemental Bonus Payment"), such payment to be made in a lump sum within fifteen (15) days following the Change of Control. Notwithstanding anything contained herein to the contrary, if a Change of Control occurs after July 31, 2002, the entitlement of Employee to such


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Supplemental Bonus Payment pursuant to the immediately preceding sentence shall be subject to the additional condition that the Company has achieved a cumulative positive comprehensive net income (excluding any deductions for amortization of any reorganization value in excess of amounts allocable to identifiable assets resulting from the consummation of the Prepackaged Plan and goodwill) for the period commencing immediately after its fiscal quarter ended July 31, 2000, through the close of the Company's quarterly fiscal period immediately prior to the date of such Change of Control, based upon the Company's audited financial statements and, to the extent such audited financial statements are not available, interim financial statements.

                  (b) For purposes of this provision, "Change of Control" shall mean the occurrence of any of the following:

                           (i) Any  individual, corporation (other than the
Company, an Affiliate, any subsidiary of the Company, or any of their respective employee benefit plans or any trust maintained under such a plan, or any person or group of persons who shall directly or indirectly beneficially own twenty percent (20%) or more of the New Common Stock (as defined in the Prepackaged
Plan) to be distributed as of the Effective Date in connection with the consummation of the Prepackaged Plan), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company possessing either (X) thirty percent (30%) or more of the voting power for the election of directors of the Company or (Y) thirty percent (30%) or more in value of the outstanding equity securities (or the right to acquire thirty (30%) per cent or more) of the Company;

                           (ii) There shall be consummated any consolidation,
merger, or other business combination involving the Company or the securities of the Company in which (X) holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation) or (Y) holders of equity securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, equity securities of the Company (or, if the Company does not survive such transaction, equity securities of the corporation surviving such transaction) having less than fifty percent (50%) of the equity securities of the Company (or such other surviving corporation);

                           (iii) During any period of two (2) consecutive years,
individuals who at the beginning of such period constitute the directors of the Company cease for any reason other than voluntary resignation, death, disability or retirement to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds ( 2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or


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                           (iv) There shall be consummated any sale, lease,
exchange, or other transfer (in one transaction or a series of related transactions) of assets representing at least 75% of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

         9. EVENTS OF TERMINATION BY THE COMPANY. This Agreement and the Employment Period may be terminated by the Company:

                  (a) Other than "with cause," effective immediately upon delivery of written notice to Employee by the Company; or

                  (b) "With cause," effective immediately upon delivery of written notice to Employee by the Company. A termination shall be deemed to be "with cause" if the Company determines that Employee has:

                           (i) misappropriated any material assets or material
opportunities of the Company or its Affiliates;

                           (ii) been convicted of a felony involving violence,
dishonesty, conversion, theft or misappropriation of property of another, controlled substances, moral turpitude or the regulatory good standing of the Company or its Affiliates;

                           (iii) abused drugs or alcohol in a manner which
prevents Employee from performing substantially his duties in the manner provided herein;

                           (iv) failed or refused to perform his material duties
in the manner provided herein or failed or refused to perform the duties properly assigned to him by the Company in accordance with Section 4 hereof, other than by reason of disability (as defined in Section 11(b) below), or breached any of his other obligations under this Agreement;

                           (v) engaged in willful, grossly negligent or reckless
misconduct which the Board of Directors acting in good faith determines to be materially injurious to the Company or its Affiliates; or

                           (vi) acted in a manner which the Board of Directors
acting in good faith determines has negatively impacted upon the reputation, name, goodwill, business or regulatory standing of the Company or its Affiliates.

The foregoing to the contrary notwithstanding, no action or inaction of Employee described in clause (iv), (v) or (vi) above which is susceptible to being cured shall be considered "with cause" if the Company determines in good faith that Employee has cured or has commenced, and is diligently pursuing the cure of, such action or inaction within thirty (30) days after the Company's delivery of written notice to Employee of such action or inaction.

         10. EVENTS OF TERMINATION BY EMPLOYEE. This Agreement and the Employment Period may be terminated by Employee, upon delivery of written notice to the Company by Employee:


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                  (a) not less than thirty (30) days in advance of his
resignation other than for the reasons set forth in clauses (b) through (h) of this Section 10;

                  (b) in the event of the failure of the Company to pay any sums due or grant any Options required by this Agreement to be so paid or granted to Employee or perform substantially any of its other material duties and obligations required to be performed or observed in accordance with this Agreement, but only after written notice has been given by Employee to the Company, PROVIDED, HOWEVER, that only with respect to a non-monetary breach of this Agreement, the Company shall have a period of thirty (30) days from delivery of such notice within which to cure the same or such longer period of time as may be required for such cure, provided the Company has commenced such cure within such thirty days and is diligently pursuing such cure;

                  (c) in the event that the Company shall reassign Employee from Providence, Rhode Island without Employee's prior approval (other than ordinary travel requirements);

                  (d) in the event that the Company shall materially change Employee's duties without his prior written consent;

                  (e) in the event that the Company fails to pay the Change in Control Bonus under the Existing Employment Agreement for any reason;

                  (f) in the event of any reduction in Employee's Salary, or any material reduction in the Employee's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Employee participates as of the Effective Date without the consent of Employee; unless the Employee's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Employee's position;

                  (g) in the event that Employee shall cease to be a member of the Board of Directors of the Company other than by reason of his death, disability, retirement or resignation; or

                  (h) in the event that Employee's employment with the Company and any Affiliate is terminated due to expiration of the Employment Term, and the Company fails at least thirty (30) days prior to such expiration to make a good faith offer to continue his employment on terms and conditions substantially similar to those set forth in this Agreement.

         11. OTHER TERMINATION OF THIS AGREEMENT. This Agreement and the Employment Period shall terminate upon the occurrence of any of the following events:

                  (a) Immediately upon the death of Employee;

                  (b) In the event that Employee becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for a period of more than one hundred twenty (120) calendar days in the aggregate during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that Employee's


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Disability will exist for more than a period of one hundred twenty (120)
calendar days, the Company shall have the right to terminate Employee's active employment as provided in this Agreement. However, the Board shall deliver written notice to Employee of the Company's intent to terminate for Disability at least forty-five (45) calendar days prior to the effective date of such termination. A termination for Disability shall become effective upon the end of the forty-five (45) day notice period. The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of Employee, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Section 4 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Board, who are qualified to give such professional medical advice. If Employee and the Company shall not be in agreement as to whether Employee has suffered a Disability for the purposes of this Agreement, the matter shall be referred to a panel of three medical doctors, one of which shall be selected by Employee, one of which shall be selected by the Company, and one of which shall be selected by the two doctors as so selected, and the decision of a majority of the panel with respect to the question of whether Employee has suffered a Disability shall be binding upon Employee and the Company. The expenses of any such referral shall be borne by the party against whom the decision of the panel is rendered. The Employee may be required by the Company to submit to medical examination at any time during the period of his employment hereunder, but not more often than quarter-annually, to determine whether a Disability exists for the purposes of this Agreement. It is expressly understood that the Disability of Employee for a period of ninety (90) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement; or

                  (c) The expiration of the Employment Period, subject to the last sentence of Section 2 hereof.

         12. EFFECTS OF TERMINATION. Upon the termination of the Agreement and the Employment Period:

                  (a) Employee's duties shall, except as otherwise provided by
Section 19 hereof, cease as of the effective date of termination, PROVIDED, HOWEVER, that Employee will in all events of termination use reasonable efforts for a thirty-day period for the smooth transition of duties to appropriate independent contractors and/or employees of the Company.

                  (b) With respect to any termination pursuant to Section 9(b) or Section 10 (a) of this Agreement, payments made on account of Employee's Salary shall cease upon the effective date of termination; any amounts due on account of Employee's Salary and Annual Bonus for account of services performed prior to the effective date of termination which have not previously been paid will be paid (pro rata through the effective date of termination) within thirty
(30) days following termination; and the Company shall have no further obligation to Employee.

                  (c) With respect to a termination other than pursuant to Sections 9(b), 10(a) or 11 of this Agreement, the Company shall pay Employee, within thirty (30) days of such termination, any amounts due on account of Employee's Salary and Annual Bonus for account of services performed prior to the effective date of termination which have not previously been paid (pro rata through the effective date of termination) and a severance payment equal to Employee's Salary (and the accrued portion, if any, of any Annual Bonus) for an additional period of eighteen (18) months after such termination or the remainder of the Employment Period, whichever is longer. All payments made pursuant to this Section 12(c) shall be made, in the Board's discretion, in a lump sum or in equal monthly installments and in accordance with the normal payroll policies of the Company, subject to all appropriate withholding taxes. In the event of a termination described in the first sentence of this Section 12(c), in addition to the foregoing, Employee shall be entitled to (i) a continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for two (2) full years after the effective date of termination and (ii) a lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Employee as of the effective date of termination under the terms of any and all supplemental retirement plans in which the Employee participates. For purposes of determining "final average pay" under such programs, the Employee's actual pay history as of the effective date of termination shall be used. These benefits shall be provided to the Employee at the same premium cost, and at the same coverage level, as in effect as of the Employee's effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for the Employee in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the two (2) year period in the event the Employee has available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors or the Board's designee.

                  (d) All expenses which are properly reimbursable to Employee pursuant to Section 6 will be promptly reimbursed following termination.

                  (e) Except as otherwise provided in this Agreement, all other benefits and/or entitlements to participate in bonus programs, if any, will cease as of the effective date of termination, subject to Employee's rights to continue medical insurance coverage at his own expense as provided by applicable law or written Company policy; PROVIDED, HOWEVER, that all policies of insurance relating solely to Employee shall be assigned to Employee within thirty (30) days following termination, PROVIDED that such assignment shall be at no cost or expense to the Company, and PROVIDED FURTHER that such assignment shall state that it is made subject to the terms and conditions of the policy(ies).

                  (f) The rights, privileges, benefits, remedies and interests of the Company and Employee under Section 3 of this Agreement shall be governed by the terms and provisions of such Section 3 and the plans and option agreement referenced in such Section 3.

                  (g) The Company shall pay to Employee's surviving spouse, or other beneficiary as so designated by Employee during his lifetime, or to Employee's estate, as appropriate, all benefits to which Employee had a vested right pursuant to this Agreement at the time of his death.

                  (h) Employee acknowledges and agrees that any severance for which he qualifies under this Section 12 or Section 8 shall be full and adequate consideration to Employee for all damages he may suffer as a result of the termination of his employment, and Employee hereby waives and releases the Company and its subsidiaries and Affiliates from any and all obligations and liabilities to Employee arising from or in connection with Employee's employment or termination of employment with the Company or its subsidiaries or Affiliates or this Agreement. Employee agrees, as a condition to receipt of payments and benefits under this Section 12 or Section 8 hereof, that he will execute a release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims against the Company, its subsidiaries and Affiliates (other than enforcement of this Agreement).

         13. NON-COMPETITION AND SOLICITATION.

                  (a) Employee acknowledges that he has performed services or will perform services hereunder, and will acquire knowledge and proprietary information, which will directly affect the business of the Company and/or its Affiliates to be conducted in the United States (the "Area"). Accordingly, the parties deem it necessary to provide protective non-competition and non-solicitation provisions in this Agreement.

                  (b) Employee agrees with the Company that:

                           (i) Employee shall not, without the prior written
consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, within the Area, either directly or indirectly, perform services or duties, or engage in the same or similar business as Clinical Studies or any company which provides either directly or through a subsidiary clinical trial site management services in any capacity, whether as an owner, shareholder, consultant, director, officer, manager, supervisor or employee of any entity, provided that such company is in direct competition with Clinical Studies or any other subsidiary of the Company performing similar services, provided, however, that nothing contained herein shall be construed to prevent Employee from performing services or duties, or engaging in business on behalf of a company (including a pharmaceutical or biotechnology company or contract research organization) which has a division or subsidiary that is engaged in clinical trials site management provided Employee is not involved in such activity on behalf of such division or subsidiary of the company; and

                           (ii) Neither Employee nor any company or entity with
which Employee becomes associated in any way shall solicit for employment any employee of the Company or its Affiliates or any consolidated entity (whether or not such employment is full-time, part-time, or is pursuant to a written contract) other than his personal secretary for the purpose of having such employee perform services for another company located in the Area.

                  (c) The covenants of Employee set forth in this Section 13 shall commence upon the Effective Date and continue for the greater of (i) the period of twelve (12) months following the effective date of termination of Employee's employment hereunder, whether or not such termination is "with cause," and (ii) the period with respect to which Employee is paid pursuant to
Section 12(c). Notwithstanding the foregoing, the covenants of Employee referred to in this Section 13 shall be extended for a period of time equal to the period of time during which

Employee shall be in violation of such covenants and/or the pendency of any proceedings brought by the Company to enforce the provisions of such covenants.

                  (d) The covenants of Employee set forth in this Section 13 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Employee. The covenants of Employee set forth in this Section 13 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this
Section 13 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of this Section 13 so that it shall be enforceable as modified.

         14. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties, including, without limitation, the Existing Employment Agreement, which, as of the Effective Date, shall be superseded and of no further force or effect. In the event of any inconsistency between the provisions of this Agreement and the Stock Option Agreement of even date herewith, the provisions, terms or definitions of this Agreement shall govern.

         15. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

         16. ASSIGNMENTS. Subject to Employee's rights pursuant to Section 10 hereof to terminate this Agreement, the Company shall have the right to assign all of its rights and obligations under this Agreement to (i) any Affiliate of the Company or (ii) any person or entity which purchases all or substantially all of the assets of the Company or its Affiliates or with which the Company merges or consolidates and, upon such assignment, this Agreement shall be binding upon and inure to the benefit of such assignee, and if the assignment is pursuant to clause (ii), the Company and its Affiliates shall be released and discharged from all duties and obligations under this Agreement. Employee shall execute such instruments as shall be reasonably requested by the Company and its Affiliates to evidence such release. Employee shall have no right to assign or delegate any rights or obligations under this Agreement.

         17. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

         18. SEVERABILITY. If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

         19. SURVIVAL. Notwithstanding anything to the contrary herein, the provisions of Sections 7, 8, 12, 13 and 14 through 28 shall survive and remain in effect in accordance with their respective terms in the event this Agreement or any portion hereof expires by its terms or is terminated.

         20. NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Employee:                                 With a Copy to:

Michael T. Heffernan                            _____________________________
506 Main Street                                 _____________________________
Hingham, MA 02043


If to the Company:                              With a Copy to:

Innovative Clinical Solutions, Ltd.             Hinckley, Allen and Snyder LLP
10 Dorrance Street, Suite 400                   1500 Fleet Center
Providence, Rhode Island 02903                  Providence, RI  02903
Attn:  _________________                        Attn: Margaret D. Farrell, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph, (c) on the date of transmission with confirmed answer back if by telex or telecopy, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         21. WAIVERS. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

         22. ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party in such action or such proceeding shall be awarded its costs and expense (including reasonable attorney's fees) in connection with bringing or defending such action or proceeding.

         23. REMEDIES CUMULATIVE. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

         24. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Rhode Island without regard to principles of conflicts of laws.

         25. ARBITRATION. Employee shall have the right to have any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Employee within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

         26. CAPTIONS. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained in this Agreement.

         27. TAXES. The Company shall deduct from all amounts payable to Employee pursuant to this Agreement the amount of all required federal, state and local withholding taxes and all other applicable taxes.

         28. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               INNOVATIVE CLINICAL SOLUTIONS, LTD.

Date: September 21, 2000       By: /s/ Michael T. Heffernan
                                   --------------------------------------------
                                   Name:  Michael T. Heffernan
                                   Title: President and Chief Executive Officer


                               EMPLOYEE:

Date: September 21, 2000       /s/ Michael T. Heffernan
                               ------------------------------------------------
                               Michael T. Heffernan




          [SIGNATURE PAGE TO MICHAEL T. HEFFERNAN EMPLOYMENT CONTRACT]